Transfer of Asset

Xploration Inc. a Nevada corporate address at 27762 Antonio Parkway, Ladera Ranch California 92694 and Joaquin Basin Resources Inc a Nevada corporate address at 3111 NE 29th Street, Fort Lauderdale Florida 33308 enter into this agreement on January 20, 201l.

Xploration Inc has ownership of 50% working interest in approximately 4,000 acres referenced as the Kreyenhagen Trend acreage.

Xploration has $576,322 of liabilities associated with engineering work conducted during 2010 in the Kreyenhagen Trend fairway of the San Joaquin Basin of California.

Xploration has filed a lien on property where the $576,322 engineering work was completed but not paid for. The lien is in the amount of $307,905.25.

Xploration assigns the lien and its potential recoverable value to Joaquin Basin Resources Inc.

Xploration assigns its 50% ownership of the approximate 4,000 acres in the Kreyenhagen Trend to Joaquin Basin Resources.

Inconsideration for the following conideration by Joaquin Basin Resources:

Joaquin Basin Resources accepts all responsibility of the $576,322 of liability.

Joaquin Basin Resources accepts all rental payments, responsibilities for the joint operating agreement governing the approximate 4,000 acres of Kreyenhagen Trend, any other liabilities or responsibilities that may come up in the future.

Joaquin Basin Resources will hold Xploration Inc harmless in future transactions·regarding the Kreyenhagen Trend acreage or in its recovery of the liens value.

This agreement shall be effective January 20, 2011 and shall be governed by the laws of Nevada.

Joaquin Basin

Agreed and accepted:

/s/ Joaquin Basin

Joaquin Basin

/s/

Xploration Inc.